CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges               EXHIBIT (12) (i)

                                                                  2003                          Year Ended December 31,
                                                          --------------------    -------------------------------------------------
                                                          3 Months   12 Months
                                                           Ended       Ended
                                                           Dec 31      Dec 31       2002      2001 (1)          2000        1999
                                                          --------   ----------   --------    ---------       --------    ---------
    Earnings: ($000)
A.      Net Income from Continuing Operations (2)         $ 11,461    $ 43,985    $ 41,281    $  50,835       $ 50,973    $  48,573
B.      Federal and State Income Tax                         7,997      30,435      22,294       (3,338)        38,215       28,925
                                                          --------    --------    --------    ---------       --------    ---------
C.      Earnings before Income Taxes                      $ 19,458    $ 74,420    $ 63,575    $  47,497       $ 89,188    $  77,498
                                                          ========    ========    ========    =========       ========    =========
D.      Fixed Charges
             Interest on Mortgage Bonds                          0         570       2,136        5,211         11,342       13,057
             Interest on Other Long-Term  Debt               2,849      10,699       9,819       10,446         12,864       11,094
             Other Interest (3)                              2,053       9,828      11,659       12,837          9,303        5,640
             Interest Portion of Rents                         274       1,040         749          801            962          993
             Amortization of Premium & Expense on Debt         261       1,159       1,249        1,350          1,170          993
             Preferred Stock Dividends of Central Hudson       389       2,259       3,259        3,026          5,556        5,078
                                                          --------    --------    --------    ---------       --------    ---------
                            Total Fixed Charges           $  5,826    $ 25,555    $ 28,871    $  33,671       $ 41,197    $  36,855
                                                          ========    ========    ========    =========       ========    =========

E.      Total Earnings                                    $ 25,284    $ 99,975    $ 92,446    $  81,168       $130,385    $ 114,353
                                                          ========    ========    ========    =========       ========    =========

    Preferred Dividend Requirements:
F.      Allowance for Preferred Stock Dividends
              Under IRC Sec 247 (3)                       $    242    $  1,387    $  2,161    $   3,230       $  3,230    $   3,230
G.      Less Allowable Dividend Deduction                      (31)       (127)       (127)        (127)          (127)        (127)
                                                          --------    --------    --------    ---------       --------    ---------
H.      Net Subject to Gross-up                                211       1,260       2,034        3,103          3,103        3,103
I.      Ratio of Earnings before Income
             Taxes to Net Income (C/A)                       1.698       1.692       1.540        0.934          1.750        1.595
                                                          --------    --------    --------    ---------       --------    ---------
J.      Preferred Dividend (Pre-tax) (H x I)                   358       2,132       3,132        2,899          5,429        4,951
K.      Plus Allowable Dividend Deduction                       31         127         127          127            127          127
                                                          --------    --------    --------    ---------       --------    ---------
L.      Preferred Dividend Factor                              389       2,259       3,259        3,026          5,556        5,078
                                                          ========    ========    ========    =========       ========    =========

M.      Ratio of Earnings to Fixed Charges (E/D)              4.34        3.91        3.20         2.41           3.16         3.10
                                                          ========    ========    ========    =========       ========    =========

(1) The reduction in the ratio reflects the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson in its principal generating facilities, including the recording of a significant amount of federal investment income tax credits.

(2)   Net Income includes preferred stock dividends of Central Hudson.

(3) Reflects SFAS #150 reclassification of $208,750 in preferred stock dividends to interest expense for the quarter ended September 30, 2003.